Exhibit 99.3
September 25, 2006
Superior Energy Services, Inc.

Acquisition of Warrior Energy Services
www.SUPERIORENERGY.com
Transaction Summary
Superior has signed a definitive merger agreement to acquire Warrior Energy Services (NASDAQ: WARR). The purchase multiple is calculated at 4.5x total enterprise value/EBITDA, based on a 2007 EBITDA estimate for Warrior of $79 million, according to consensus analysts’ estimates provided by First Call. The acquisition is expected to be accretive to earnings and cash flow per share in 2007.
The First Call EBITDA estimates do not include any new business that is expected to arise from the combination. When factoring in the expansion plans already underway at Warrior, the 2008 EBITDA is expected to be approximately $125 million.
Overview of Warrior
Warrior provides premium production-related services, including cased hole wireline (electric line) and snubbing, to major and independent oil & gas producers primarily in domestic onshore market areas. Warrior is recognized for its expertise in challenging well applications, including high pressure/temperature situations, pipe recovery and snubbing.
Strategic Rationale
•	Geographic diversification. The transaction accelerates Superior’s strategic goal of geographic diversification. Superior’s non-Gulf of Mexico revenue would increase from about 43% of total services and rental revenue to about 50% in 2007.

•	Platform for additional growth. Superior immediately expands its geographic footprint in certain technical, production-related services that it already offers in other markets. For instance, through the Warrior brand name Superior will become a larger participant in the cased hole wireline business. Also, Warrior provides Superior with a substantive platform to deploy capital and introduce new, technical production-related services.

•	Skilled workforce. Superior will gain an experienced management team along with over 570 skilled workers.

NYSE: SPN (09/22/06)	$26.18
Large Operational Footprint
Warrior has a broad and growing geographic presence covering the most active U.S. basins, with 25 operating bases in 10 states.
Combined Geographic Footprint
Significant Expansion Plan
The timing of the transaction coincides with Warrior’s major expansion plans which are expected to drive earnings growth through 2008. Warrior’s growth plans are highlighted by its entry into the coiled tubing market. The company has secured slots to purchase 32 coiled tubing spreads (coiled tubing, nitrogen, and pumping units) during the next two years, with six spreads expected by year end 2006. The combined entity will have 97 cased hole wireline units, 33 snubbing units and 23 coiled tubing spreads at year end 2006. This is expected to increase to 117 cased hole wireline units, 41 snubbing units and 49 coiled tubing spreads by year-end 2008.

	at December 31, 2006			WARR Unit Expansion
	SPN	Warrior	Combined	2007	2008
Cased hole wireline units
Land	6	67	73	10	10
Offshore	9	15	24	0	0

Total	15	82	97	10	10

Coiled tubing spreads[1]
Land	11	6	17	12	10
Offshore	6	0	6	2	2

Total	17	6	23	14	12

Snubbing/Hydraulic workover units	18	15	33	4	4

Plug and abandonment spreads	24	5	29	2	2

[1]	Includes coiled tubing, nitrogen pumping and fluid pumping
©2006 Superior Energy Services, Inc.
All Rights Reserved.

1105 Peters Road
Harvey, LA 70058
(504) 362-4321
www.superiorenergy.com
Reader Advisory and Forward Looking Statements
This Fact Sheet is presented as a brief company overview for the information of investors, analysts and other parties with an interest in Superior Energy Services, Inc. (herein referred to as “the Company”, “Superior” and by its stock exchange ticker, “SPN”). The management of Superior hopes that this Fact Sheet will encourage analysts and investors to investigate more about the Company through its Securities and Exchange Commission (“SEC”) filings, press releases and other public materials. This Fact Sheet does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. This Fact Sheet contains forward-looking statements, including, in particular, statements about SPN’s plans, strategies and prospects. These statements are based on the Company’s current assumptions, expectations and projections about future events, which are subject to a wide range of business risks. The Company encourages investors to review the information regarding the risks inherent to Superior and the energy industry in which it operates, as described in its Form 10-K for the year ended December 31, 2005, a copy of which is available over the Internet at the SEC’s website (http://www.sec.gov). This Fact Sheet does not purport to be all-inclusive or to contain all of the information that a reader may desire as to the structure or the affairs of the Company. Although the Company believes that the assumptions reflected in these forward-looking statements are reasonable, the Company can give no assurance that these assumptions will prove to be correct or that financial or market forecasts, savings or other benefits anticipated in the forward-looking statements will be achieved. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those projected. The information contained in this Fact Sheet is only current as of its date, and the Company undertakes no obligation to update this Fact Sheet.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC In connection with the proposed merger, Superior will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Warrior that also constitutes a prospectus of Superior. Warrior will mail the proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Superior and Warrior with the SEC at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is filed) and the other documents may also be obtained for free by accessing Warrior’s website at www.warriorenergyservices.com or by accessing Superior’s website at www.superiorenergy.com.
Superior, Warrior and their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Warrior’s stockholders in connection with the proposed transaction. Information regarding such persons and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC. You can obtain free copies of these documents from Superior or Warrior using the contact information above.
Non-GAAP Financial Measures
This Fact Sheet contains references to the non-GAAP financial measures of Earnings before Interest, Taxes, Depreciation and Amortization, or EBITDA, and cash flow per share. These terms, as used and defined by Superior, may not be comparable to similarly titled measures employed by other companies and are not a measure of performance calculated in accordance with GAAP. EBITDA and cash flow per share should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.
©2006 Superior Energy Services, Inc.
All Rights Reserved.